CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated October 30, 2023, relating to the financial statements and financial highlights of ATAC Rotation Fund, a series of Managed Portfolio Series, for the year ended August 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, LTD

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin December 21, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board